Exhibit 99

Editorial Contact: Gwen Carlson Conexant Systems, Inc. (949) 483-7363	Investor Relations Contact: Bruce Thomas Conexant Systems, Inc. (949) 483-2698

CONEXANT ANNOUNCES WORKFORCE REDUCTIONS

     RED BANK, N.J., August 13, 2004 – Conexant Systems, Inc. (NASDAQ: CNXT) today announced plans to reduce its worldwide workforce by approximately 300 employees by the end of the calendar year. The headcount reduction is a result of further merger-related synergies and the company’s revenue outlook for the September quarter, which was communicated in the company’s quarterly earnings call on July 29, 2004, and is lower than the company expected one quarter ago. The reduction will affect employees in Conexant’s research and development, technical marketing, and sales, general and administrative groups. This headcount reduction is in addition to the actions announced last April that will affect approximately 200 people by the end of the calendar year.

     “At the time of the merger, we stated that we expected to achieve significant operating synergies, and that we would eliminate overlapping personnel and functions in our sales, general and administrative groups,” said Armando Geday, Conexant’s chief executive officer. “We also planned to re-deploy, rather than reduce, product development resources in areas where we had redundancies. As a result of our previously announced reduced revenue outlook for the September quarter, we have determined we must now eliminate these resources.

     “Although absolutely necessary, it is very painful to take actions that affect a talented and dedicated workforce,” Geday continued. “When complete, these actions and those we previously announced will allow us to reduce our pro forma operating expenses from more than $110 million in the March-ending quarter to approximately $90 million exiting the first calendar quarter of 2005.”

     Impacted employees will receive appropriate severance packages.

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Conexant Announces Workforce Reductions	2

About Conexant

     Conexant’s innovative semiconductor solutions are driving broadband communications, enterprise networks and digital home networks worldwide. The company has leveraged its expertise and leadership position in modem technologies to enable more Internet connections than all of its competitors combined, and continues to develop highly integrated silicon solutions for broadband data and media processing networks.

     Key products include client-side xDSL and cable modem solutions, home network processors, broadcast video encoders and decoders, digital set-top box components and systems solutions, and dial-up modems. Conexant’s suite of networking components includes a leadership portfolio of IEEE 802.11a/b/g-compliant WLAN chipsets, software and reference designs, as well as solutions for applications based on HomePlugSM and HomePNA™. The company also offers a complete line of asymmetric and symmetric DSL central office solutions, which are used by service providers worldwide to deliver broadband data, voice, and video over copper telephone lines.

     Conexant is a fabless semiconductor company with annual run-rate revenues of approximately $1.0 billion. The company has approximately 2,400 employees worldwide, and is headquartered in Red Bank, N.J. To learn more, please visit us at www.conexant.com.

Safe Harbor Statement

     This press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the cyclical nature of the semiconductor industry and the markets addressed by the company’s and its customers’ products; demand for and market acceptance of new and existing products; successful development of new products; the timing of new product introductions; the availability of manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; product obsolescence; the ability to develop and implement new technologies and to obtain protection for the related intellectual property; the uncertainties of litigation; and the risk that the businesses of Conexant and GlobespanVirata will not be integrated successfully, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Conexant is a registered trademark of Conexant Systems, Inc. Other brands and names contained in this release are the property of their respective owners.